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                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the 18th day of June, 2007, by and between Benihana Inc., a Delaware corporation (the "Company") and Juan C. Garcia ("Executive").

                                R E C I T A L S :

         Executive, pursuant to an election by the Company's Board of Directors on March 23, 2007, is, and has been since April 2, 2007, employed by the Company as its President and Chief Operating Officer, and the Company is desirous of continuing the employment of Executive in such capacity as President and Chief Operating Officer, and Executive is desirous of continuing to be employed by the Company in such capacity on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Executive as follows:

         1. ENGAGEMENT AND TERM. The Company hereby continues to employ Executive and Executive hereby accepts such continued employment by the Company on the terms and conditions set forth herein, for a period commencing on April 2, 2007 (the "Effective Date"), and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on March 31, 2010 (the "Employment Period").

         2. SCOPE OF DUTIES. Executive shall be employed by the Company as its President and Chief Operating Officer. In such capacity, Executive shall have such authority, powers and duties as are customarily attendant upon such position. If elected or appointed, Executive shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as an executive. Executive shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless same is only incidental and is in no way, directly or indirectly, competitive with, or opposed to the best interests of the Company.

         3. COMPENSATION.

            3.1. BASIC COMPENSATION. In respect of services to be performed by Executive during the Employment Period, the Company agrees to pay Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) ("Basic Compensation"), payable in accordance with the Company's customary payroll practices for executive employees.

            3.2. DISCRETIONARY INCREASES. In addition to any incentive compensation or bonus plan adopted by the Company for its executives, Executive shall be entitled to receive a performance-based bonus (the "Incentive Bonus") of up to twenty-five percent (25%) of Basic Compensation, as determined by the Company's Compensation Committee and Chief Executive Officer, at the end of each fiscal year of service based upon Executive's performance including, without limitation, consideration of the following criteria: the Company's actual results of operations compared with the Company's business plan as adopted by the Company's Board of Directors; restaurant development; and management retention.

            3.3. STOCK OPTIONS. Executive will be eligible to receive stock options under the Company's stock option plans at the discretion of the Stock Option Committee of the Board of Directors of the Company in accordance with policies existing at the time of such grants.

            3.4. OTHER BENEFITS.

                 (a) Executive shall be entitled to participate, at Company's expense, in the major medical health insurance plan, and all other health, insurance or other benefit plan applicable generally to executive officers of the Company.

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                 (b) During the Employment Period, Executive will be entitled to paid vacations and holidays consistent with the Company's policy applicable to executives generally. All vacations shall be scheduled at the mutual convenience of the Company and Executive.

            3.5. COST OF LIVING ADJUSTMENTS. The Basic Compensation shall be increased by an amount established by reference to the Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York- Northern New Jersey area published by the Bureau of Labor Statistics of the United States Department of Labor (the "Consumer Price Index"). The base period shall be the month ended December 31, 2006 (the "Base Period"). If the Consumer Price Index for the month of December in any year, commencing in 2007, is greater than the Consumer Price Index for the Base Period, Basic Compensation shall be increased, commencing on April 1 of the next following year, to the amount obtained by multiplying Basic Compensation by a fraction, the numerator of which is the Consumer Price Index for the month of December of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.

            4. TERM OF EMPLOYMENT. The provisions of Section 1 of this Agreement notwithstanding, the Company may terminate this Agreement and Executive's employment hereunder in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Executive other than as specifically provided herein:

                           (a) If Executive is absent from work or otherwise
                  substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence or disability still exists, the Company may terminate the employment of Executive hereunder upon ten (10) days' written notice to Executive.

                           (b) In the event of the death of Executive, this
                  Agreement shall immediately terminate on the date hereof.

                           (c) If Executive materially breached or violates any
                  material term of his employment hereunder, or commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company's Board of Directors, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Executive with the date of such notice being the termination date and such termination being deemed for "cause."

                           (d) In the event Executive's employment shall be
                  terminated by reason of the provisions of subparagraph (a) or
                  (b) of this Section 4, then in such event, the Company shall pay to Executive, if living, or other person or persons as Executive may from time to time designate in writing as the beneficiary of such payment a sum, equal to the Basic Compensation in effect at the time which such death or disability occurred, such payment to continue for three months after such death or disability.

            5. CHANGE IN CONTROL.

               5.1. In the event at any time during the Employment Period, a majority of the Board of Directors is composed of persons who are not "Continuing Directors," as hereinafter defined, and Executive's employment is terminated by the Company other than for one of the reasons set forth in Section 4 hereof, Executive shall not be obligated to seek employment to mitigate his damages, if any, to which he may be entitled for breach of this Agreement.

               5.2. "Continuing Directors" shall mean (i) the directors of the Company at the close of business on April 2, 2007 and (ii) any person who was or is recommended to (A) succeed a Continuing Director by the Company's Nominating Committee or (B) become a director as a result of an increase in the size of the Board by a majority of the Continuing Directors then on the Board.

            6. DISCLOSURE OF CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE. Executive agrees that his primary loyalty will be to the Company. Executive acknowledges that the Company possess confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Executive will obtain knowledge, and that the Company will suffer serious and irreparable damage and harm if this confidential information were disclosed to any other party or if

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Executive used this information to compete against the Company. Accordingly,
Executive hereby agrees that except as required by Executive's duties to the Company, Executive without the consent of the Company's Board of Directors, shall not at any time during or after the term of this contract disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Executive shall become informed during his employment, whether learned by him as an Executive of the Company, as a member of the Board of Directors or otherwise, and whether or not developed by Executive, unless such information shall be or become public knowledge other than as a result of Executive's direct or indirect disclosure of the same.

            Executive further agrees that for a period of two years following the termination of Executive's employment, except as a result of the breach by the Company of any material term or condition hereof, Executive will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer or director or otherwise, engaged in the United States in any "business which is competitive with that of the Company or any of its subsidiaries" as hereinafter defined; PROVIDED, HOWEVER, that the foregoing shall not be deemed to prevent the ownership by Executive of up to five percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For the purpose of this Agreement, a "business which is competitive with the business of the Company or any of its subsidiaries," shall include only the operation of franchise restaurants selling Japanese, or other Asian food, or restaurants of a type then being operated by the Company, or any of its subsidiaries.

            7. REIMBURSEMENT OF EXPENSES; USE OF AUTOMOBILE. The Company shall further pay directly, or reimburse Executive, for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period upon submission of vouchers or other evidence thereof in accordance with the Company's usual policies of expense reimbursement. Executive shall receive an allowance of $300 per month for automobile expenses, including the lease costs or purchase price, gasoline, oil and garaging.

            8. MISCELLANEOUS PROVISIONS.

               8.1. Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

               8.2. This Agreement is entered into in the State of Florida and shall be governed pursuant to the laws of the State of Florida. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

               8.3. This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

               8.4. This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

               8.5. Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon the receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

               If to the Company:

                         Benihana Inc.
                         8685 Northwest 53rd Terrace
                         Miami, Florida  33166-0120
                         Attention:  Chief Executive Officer

               If to Executive:

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                         Juan C. Garcia
                         5900 SW 112th Street
                         Pine Crest, Florida  33156

               8.6. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Executive.

               8.7. This Agreement may be executed in separate counterparts, each of which shall constitute the original thereof.

               8.8. This Agreement supersedes and replaces all previous Employment Agreements between the Company and Executive.

         IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

                                                  BENIHANA INC.


                                                  By: /s/ Joel A. Schwartz
                                                     ---------------------
                                                  Name: Joel A. Schwartz
                                                  Title: Chief Executive Officer


                                                  By: /s/ Juan C. Garcia
                                                     ---------------------
                                                     Name: Juan C. Garcia